Exhibit 10.2

Non-Management Director Compensation Summary

Effective at the start of fiscal year 2006, as described in detail below, our non-management directors (“Outside Directors”) will be compensated as follows through a combination of cash payments and equity grants:

1.               Cash Retainer:

Each director will receive $12,500 within two business days after each regularly scheduled Board meeting.  The Chair of the Audit Committee will receive an additional $3,750 in connection with each regularly scheduled Board meeting.

2.               Equity Grants for All Outside Directors:

Each director will receive a grant of options to purchase 22,500 shares of Staples common stock upon his or her initial election to the Board.  Each director will also receive grants of options to purchase 4,500 shares of Staples common stock and 600 shares of restricted Staples common stock for each regularly scheduled meeting day attended, with each director subject to an annual maximum aggregate grant of options for 22,500 shares of Staples common stock and 3,000 shares of restricted stock.  Outside Directors will receive their equity awards for meeting attendance within two business days after the relevant meeting date.

3.               Equity Grants for the Lead Director/Committee Chairpersons:

The lead director will receive a grant for 1,500 shares of restricted Staples common stock at the end of each fiscal year. Chairs of the Audit, Compensation, Finance and Nominating and Corporate Governance Committees will be granted 1,200 shares of restricted Staples common stock at the end of each fiscal year.

Stock options are granted at an exercise price equal to the fair market value at the time of grant and vest ratably over four years.  The restricted stock grants cliff vest at the end of three years.

Summary Table

Event	Payment/Award
Annual Cash Retainer	$12,500 per meeting (4 meetings); Audit Committee Chair receives an additional $3,750 per meeting. Payments are not attendance based.
One-Time Initial Election Award	22,500 options
Meeting Attendance (per meeting day)	4,500 options (22,500 share annual cap); 600 shares of restricted stock (3,000 share annual cap)
Lead Director	1,500 shares of restricted stock
Committee Chairperson	1,200 shares of restricted stock

Through the end of fiscal year 2005, our Outside Directors are compensated through a combination of cash payments and equity grants described in Exhibit 10.16 of our Annual Report on Form 10-K for the fiscal year ended January 29, 2005.